Exhibit 10.08

EMPLOYMENT AGREEMENT

Employment agreement (“the Agreement”) dated as of October 1, 2020 between Connectyx Technologies Holdings Group 1825 NW Corporate Boulevard, Suite 110 Boca Raton, FL 33431 (“the Company”) and Paul M. Michaels, an individual with an address of 7922 La Mirada Drive Boca Raton, FL 33433 (“the employee”)

WHEREAS, the Company desires to retain the services of Employee and Employee desires to work with and for the Company on the terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.	Employment and duties. The Company hereby agrees to employ the Employee who hereby agrees to accept such employment as an employee of the Company. In that capacity the Employee shall perform such duties as shall be normally incident to the office of Chairman & President and as, from time to time be assigned to him by the Board of Directors of the Company. The Employee shall devote his best efforts, experience and ability to the business of the company.

2.	Term. The term of this agreement shall be for a period of three (3) years commencing on the 1st day of September 2020 and ending on August 31st 2023 unless terminated sooner by the Company. Thereafter this agreement shall be automatically renewed for one (1) year periods upon the same terms and conditions as herein contained, unless either the Company or the Employee gives written notice to the other at least thirty (30) days prior to the expiration of the then current term that this agreement shall not be so renewed.

3.	Compensation. So long as he is employed hereunder the Company shall pay to the Employee as compensation for his services, and the Employee agrees to accept a salary of Two Hundred and Forty Thousand Dollars ($240,000.00) per annum or such higher sum as the Company may award to the Employee. Payable in equal bi- weekly or monthly installments beginning with the first day of each month or other payroll practices in effect from time to time at the Company, but no less than once a month. All payments to the Employee hereunder shall be subject to all required Federal, State and Local tax withholdings, except as noted in paragraph #11 hereunder.

4.	Expenses and Employee benefits. The Employee shall be reimbursed for all his reasonable travel, telephone and entertainment and other verifiable business expenses incurred in the course of performing his duties for the Company. These business expenses shall be paid in full on a monthly basis provided the Employee submits to the Company documentation of such expenses in such a manner as requested by the Company from time to time in order to substantiate deductions as business expenses under the Internal Revenue Code. The Employee shall be entitled to vacation time, sick leave and personal days each year and to such other benefits, if any, as provided to the Company’s salaried Executive employees, including medical insurance coverage under the then current standard policy of the Company. Employee acknowledges that as of the effective date of this agreement that the Company has no such benefits policy in place, nor has it committed to offering such benefits. To the extent that such a benefit is offered and Employee opts out of receiving such benefit, the Company will make a good faith effort to reallocate a comparable amount of compensation to another category of compensation.

5.	Termination. The Company may terminate the Employee’s employment for cause at any time and without notice. Termination for cause shall include termination due to the Employee’s neglect, refusal or failure in a material manner to faithfully and diligently perform any of Employee’s services to the extent and in the manner herein provided; the Employee’s dishonesty or fraud with respect to the Company, commission of a crime constituting a felony in the State of Florida or any other State to which the Company subsequently relocates; gross insubordination or breach of a material term of this agreement. Such termination for cause shall relieve the Company of any obligation to make any further payments to the Employee due and owing for the period after the effective date of such termination.

6.	Termination without cause. If the Company terminates the Employee’s employment without cause prior to the end of the term of this agreement, the Company shall pay within 15 days of such termination, to the Employee an amount equal to one year’s salary at the current rate of payment Employee was receiving when notified of the termination. In addition the Employee shall be entitled to continue his medical coverage, if any, for the remainder of the term of this agreement and the Company shall continue to pay the same percentage of the premium as it had been paying prior to the termination.

7.	Covenant not to compete: Confidentiality. As partial consideration for his employment hereunder the Employee covenants and agrees that for a period of One (1) year following any termination of this agreement he shall not directly or indirectly solicit persons, firms or other entities who are or have been customers of the Company within the One (1) year period immediately preceding termination of this agreement; or send announcements or advertisements to persons or firms or other entities who are or have been customers of the Company within that one (1) year period. The Employee further covenants and agrees with the Company that at all times during and after the term of this agreement he shall: keep secret all confidential matters of the Company and its agents, affiliates and subsidiaries which are not otherwise know or readily available to members of the public generally including but not limited to, the business plans and financial results, inventions, methods of distribution of the products or services, prices for products and services, customer and supplier lists and trade secrets, but accepting information of the kind disclosed in the ordinary course of business (hereinafter “confidential matters”) and not disclose Confidential Matters to anyone outside the Company other than in the performance of his duties under this agreement or pursuant to the requirements of applicable law; not use Confidential Matters for any purpose other than in the course of this agreement; and deliver reasonably promptly to the Company upon termination of this agreement all documents, notes records reports containing Confidential Matters which Employee may then possess or have under his control.

8.	Notices. Any notices or acceptances required by this agreement to be given shall be in writing and shall be sent by Federal Express or other similar delivery service, or delivered in person with a signed receipt to an executive officer of the Company; and shall be deemed given when so delivered.

9.	Miscellaneous. This agreement contains the entire agreement of the parties and supersedes any prior agreement or understanding between the parties with respect to this employment matter. No provision of this agreement may be amended, modified or revoked except in writing, signed by the parties. No waiver of any breach or default hereunder shall be considered valid unless in writing and no such waiver shall be deemed a waiver of any subsequent breach or default of a similar nature.

10.	This agreement and all provisions thereof shall be binding upon and the benefits shall inure to the parties hereto and their representatives, successors and permitted assigns. The Employee may not assign his rights nor delegate his duties hereunder without the express prior written consent of the Company. This agreement shall be governed by and construed in accordance with the laws of the State of Florida. The invalidity or unenforceability of any portion of this Agreement shall not affect any of the remaining portions of the Agreement, all of which are declared severable.

11.	Funding recognition. The Employee hereby acknowledges and understands that the Company has yet to secure adequate funding and until such time as such funding is received has no obligation to pay the salary or provide any other benefit under this contract. Salaries shall begin to accrue as of October 1, 2020 until such time as funding is secured to pay them. Additionally, as a result of the fluid funding situation, compensation may be paid and reported on 1099 forms as opposed to W2; until no later than June 1, 2021.

Connectyx Technologies Holding Group

By:	/s/ Barry A. Ginsberg
Date:	October 12, 2020

Employee:	Paul M. Michaels

By:	/s/ Paul M. Michaels
Date:	October 12, 2020